Exhibit 99.1

ALX Oncology Appoints Alan Sandler, M.D., to Board of Directors

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Dr. Sandler brings more than 30 years of experience and leadership in oncology and drug development –

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Jaume Pons, Ph.D., and Sophia Randolph, M.D., Ph.D., will leave board to focus on ALX leadership responsibilities as Company’s clinical program advances –

SOUTH SAN FRANCISCO, Calif., August 6, 2024 (GLOBE NEWSWIRE) -- ALX Oncology Holdings Inc. (“ALX Oncology” or “the Company”) (Nasdaq: ALXO), an immuno-oncology company developing therapies that block the CD47 immune checkpoint pathway, announced today the appointment of Alan Sandler, M.D., to its Board of Directors effective August 5, 2024. Dr. Sandler is a distinguished leader in oncology and drug development with over 30 years of experience across industry and academia.

“It’s a pleasure to welcome Dr. Sandler to ALX, especially at this important time in the Company’s stage of corporate maturity and clinical development,” said Corey Goodman, Ph.D., Chairman of ALX Oncology. “With the recent data read-out of the ASPEN-06 Phase 2 clinical trial that further validates the mechanism of action of evorpacept, having access to Alan’s expertise in oncology drug development will be invaluable to the ALX team as we advance evorpacept into multiple late-stage clinical programs and continue R&D work to explore new indications.”

“I am excited to join the Board of Directors at ALX Oncology,” said Dr. Sandler. “The team has impressively validated evorpacept’s mechanism of action and clinical utility as a potentially new cornerstone therapy in immuno-oncology for patients with cancer. I look forward to bringing my several decades of experience in oncology clinical development to the leadership team and fellow Board members to support ALX and evorpacept into their next chapter.”

Dr. Sandler’s expertise spans clinical development and operations, regulatory affairs, drug safety and development strategies. He previously held the position of Executive Vice President, Chief Medical Officer at Mirati Therapeutics, prior to its acquisition by Bristol Myers Squibb. Before joining Mirati, Dr. Sandler was the President, Global Head of Development in Oncology at Zai Lab. Prior to that, he held roles of progressive responsibility at Genentech, a member of the Roche Group, where he ultimately served as Senior Vice President and Global Head, Product Development of Oncology Solid Tumors. Dr. Sandler’s academic positions include roles at Oregon Health and Science University, where he served as Professor of Medicine and Head of the Division of Hematology/Medical Oncology and Medical Lead of the Thoracic Oncology Program, and at Vanderbilt University as an Associate Professor of Medicine and Indiana University as Assistant Professor of Medicine. Dr. Sandler earned his M.D. from Rush Medical College and completed his training in internal medicine and fellowship in medical oncology at Yale-New Haven Medical Center. An active contributor to the medical field, he has co-authored over 300 publications, including peer-reviewed articles, reviews, abstracts, and book chapters.

ALX also announced that Jaume Pons, Ph.D., and Sophia Randolph, M.D., Ph.D., have resigned as members of the Company’s Board of Directors to focus on their ALX Oncology senior leadership responsibilities as the Company’s clinical program advances. Drs. Pons and Randolph will continue in their current roles as President and Chief Scientific Officer and Chief Medical Officer, respectively.

“The Board of Directors and the Company’s management team would like to thank Jaume and Sophia for their meaningful guidance and insights while serving on the Board and for their continued leadership at ALX as the company steps into this next chapter of clinical development,” said Dr. Goodman.

About ALX Oncology

ALX Oncology is a publicly traded, clinical-stage immuno-oncology company focused on helping patients fight cancer by developing therapies that block the CD47 immune checkpoint inhibitor and bridge the innate and adaptive immune system. ALX Oncology’s lead product candidate, evorpacept, is a CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain. To date, evorpacept has been dosed in over 500 subjects and has demonstrated promising activity and favorable tolerability profile across a range of hematologic and solid malignancies in combination with various leading anti-cancer antibodies. ALX Oncology is currently focusing on combining evorpacept with anti-cancer antibodies, antibody-drug conjugates, and PD-1/PD-L1 immune checkpoint inhibitors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objects of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Company Contact: Caitlyn Doherty, Manager, Corporate Communications, ALX Oncology, cdoherty@alxoncology.com, (650) 466-7125

Investor Contact: Malini Chatterjee, Ph.D., Blueprint Life Science Group, (917) 330-4269

Media Contact: Audra Friis, Sam Brown, Inc., audrafriis@sambrown.com, (917) 519-9577